Exhibit 99.1

Atlantic Coast Financial Corporation Reports Third Quarter 2013 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--October 29, 2013--Atlantic Coast Financial Corporation (the "Company") (NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the quarter and nine months ended September 30, 2013.

For the third quarter of 2013, the Company reported a net loss of $0.9 million or $0.38 per diluted share compared with a net loss of $1.7 million or $0.66 per diluted share in the year-earlier quarter and a net loss of $1.6 million or $0.62 per diluted share in the second quarter of 2013. For the first nine months of 2013, the net loss totaled $4.5 million or $1.81 per diluted share compared with a net loss in the year-earlier period of $6.4 million or $2.55 per diluted share.

The Company's results through September 30, 2013, included costs associated with the previously announced merger with Bond Street Holdings, Inc., which stockholders rejected at a special meeting held on June 11, 2013. In order to more clearly assess the fundamental operations of the Company, management believes it is appropriate to adjust the reported net losses for the first nine months of 2013 to exclude these merger-related costs. On this as-adjusted basis, the adjusted net loss for the nine months ended September 30, 2013, was $3.2 million or $1.29 per diluted share. Adjusted net loss is a non-GAAP measurement; see reconciliation of GAAP and non-GAAP measures at page 7 of this release.

Significant developments in the third quarter included:

  The net loss decreased 44% to $0.9 million for the third quarter of 2013 from $1.7 million for the same quarter in 2012 and decreased 40% from $1.6 million for the second quarter of 2013. The adjusted net loss decreased 49% to $3.2 million for the nine months ended September 30, 2013, from $6.4 million for the nine months ended September 30, 2012.
  Non-performing assets decreased 27% to $25.1 million or 3.51% of total assets at September 30, 2013, from $34.2 million or 4.35% of total assets at September 30, 2012, and decreased 1% from $25.2 million or 3.40% of total assets at June 30, 2013.
  Annualized net charge-offs to average loans decreased to 1.87% for the third quarter of 2013 from 2.78% for the year-earlier third quarter and increased from 1.79% in the second quarter of 2013.
  Total assets were $714.1 million at September 30, 2013, compared with $772.6 million at December 31, 2012, as the Company has continued to manage asset size consistent with its overall capital management strategy.
  On September 10, 2013, the Company named John K. Stephens, Jr. as the new Chief Executive Officer of the Company and the Bank; Stephens, who brings with him over 25 years of banking experience, also will serve as a director of the Company and the Bank. Stephens' appointment is contingent upon receipt of regulatory non-objection. Additionally, the Boards of Directors of the Company and the Bank each has four new members, all with extensive management experience and three of whom have served as executives of large community or national banks. The appointment of James D. Hogan, one of the new directors, is contingent upon receipt of regulatory non-objection.

Regulatory Capital

The Company has experienced steady erosion of its capital due to significant net losses over the past five consecutive years. Effective August 10, 2012, the Bank's Board of Directors agreed to the issuance of a Consent Order (the "Order") by the Office of the Comptroller of the Currency. Among other things, the Order called for the Bank to achieve and maintain a Tier 1 capital ratio of 9% of adjusted total assets and a total risk-based capital ratio of 13% of risk-weighted assets by December 31, 2012. The Bank was not in compliance with the capital levels required by the Order at December 31, 2012, and remained non-compliant at September 30, 2013.

Following the rejection of a proposed merger of the Company with Bond Street Holdings, Inc. by stockholders in June 2013, the Company's Board of Directors began evaluating various strategic alternatives to raise capital. Currently, the Company plans to pursue additional equity capital through a public offering or private placement.

Key Capital Measures	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Tier 1 (core) capital ratio (to adjusted total assets)	4.88%	4.83%	5.03%	5.13%	5.11%
Total risk-based capital ratio (to risk-weighted assets)	10.30%	9.55%	9.81%	9.78%	10.50%
Tier 1 (core) risk-based capital ratio	9.04%	8.29%	8.54%	8.52%	9.23%

  The increase in the key capital measures as of September 30, 2013, was primarily due to the continued decrease in the Company's asset balance, partially offset by the impact of the Company's 2013 third quarter net loss on equity.

Credit Quality	At
	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012
	(Dollars in millions)
Non-performing loans	$13.6	$12.4	$19.2	$24.9	$26.3
Non-performing loans to total portfolio loans	3.49%	3.12%	4.58%	5.76%	5.81%
Other real estate owned	$11.5	$12.8	$10.1	$8.1	$7.9
Non-performing assets	$25.1	$25.2	$29.3	$33.0	$34.2
Non-performing assets to total assets	3.51%	3.40%	3.92%	4.26%	4.35%
Troubled debt restructurings performing for less than 12 months under terms of modification	$22.3	$21.4	$17.8	$20.0	$18.5
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$47.4	$46.6	$47.1	$53.0	$52.7
Troubled debt restructurings performing for more than 12 months under terms of modification	$12.3	$14.6	$13.4	$12.5	$12.5

  Non-performing loans increased in the third quarter of 2013 compared with the second quarter of 2013, which we also refer to as the linked quarter, primarily due to a $1.5 million real estate secured commercial loan that is now classified as non-performing, partially offset by transfers of $0.9 million into other real estate owned ("OREO"). OREO decreased over the linked quarter due to $2.2 million of sales of OREO, partially offset by the aforementioned transfers from non-performing loans.
  Overall, the Company continues to see a slowing in the pace of loans being reclassified as non-performing, particularly in categories such as one-to-four family residential and home equity loans.

  The increase in troubled debt restructurings in the third quarter of 2013 compared with the prior-year quarter primarily reflected the renewal of a $5.5 million land loan that was previously reported as impaired but performing.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
	(Dollars in millions)
Provision for loan losses	$1.3	$1.2	$3.5	$3.7	$10.7
Allowance for loan losses	$9.5	$10.0	$12.7	$9.5	$12.7
Allowance for loan losses to total portfolio loans	2.44%	2.53%	2.82%	2.44%	2.82%
Allowance for loan losses to non-performing loans	70.00%	81.09%	48.45%	70.00%	48.45%
Net charge-offs	$1.8	$1.8	$3.1	$5.0	$13.5
Net charge-offs to average outstanding portfolio loans	1.87%	1.79%	2.78%	1.65%	3.81%

  The decline in the provision for loan losses in the third quarter and for the first nine months of 2013 compared with the year-earlier quarter and nine-month period reflected reduced non-performing loans and a decline in early-stage delinquencies of one-to-four family residential and home equity loans. The decline during the first nine months of 2013 compared to first nine months of 2012 also reflected provisioning in the 2012 period for certain residential loans charged-off in the second quarter of 2012 and disposed of through a bulk sale, and two commercial loans that were charged-off in the first quarter of 2012 and disposed of through sales.
  The decrease in net charge-offs in the third quarter of 2013 compared with the third quarter of 2012 primarily reflected $0.4 million less in charge-offs in the third quarter of 2013 related to one-to-four family residential loans and home equity loans, and $0.6 million less in charge-offs related to construction loans in the third quarter of 2013.
  The decrease in net charge-offs in the first nine months of 2013 compared with the first nine months of 2012 primarily reflected $4.7 million less in charge-offs in 2013 related to one-to-four family residential loans and home equity loans, $1.2 million less in charge-offs in 2013 for collateral-dependent commercial real estate loans, $0.6 million less in charge-offs related to construction loans in the first nine months of 2013, $0.6 million less in charge-offs related to residential land loans in 2013, and $1.0 million less in charge-offs in the first nine months of 2013 related to collateral-dependent commercial land loans.

Net Interest Income	Three Months Ended			Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
	(Dollars in millions)
Net interest income	$3.8	$4.2	$4.7	$12.3	$14.8
Net interest margin	2.22%	2.35%	2.55%	2.33%	2.65%
Yield on investment securities	1.54%	1.46%	1.89%	1.43%	2.22%
Yield on loans	5.88%	5.85%	5.73%	5.83%	5.71%
Total cost of funds	1.82%	1.80%	2.00%	1.84%	1.92%
Average cost of deposits	0.69%	0.69%	0.90%	0.67%	0.76%
Rates paid on borrowed funds	4.67%	4.62%	4.48%	4.61%	4.44%

  The decline in net interest income for the third quarter of 2013 compared with the linked quarter and year-earlier quarter, as well as the decline in net interest income for the first nine months of 2013 compared with the same period in 2012, primarily reflected a reduction in portfolio and other loans outstanding, as the Company continues to attempt to preserve capital, and the impact of lower interest rates on funds reinvested in investment securities, partially offset by decreased interest expense for deposits and Federal Home Loan Bank of Atlanta ("FHLB") debt.

  Net interest margin for the third quarter and first nine months of 2013 declined compared with the same periods in 2012 due to the impact of lower interest rates on funds reinvested in investment securities, partially offset by reductions in the cost of deposits and lower interest expense for FHLB advances following prepayment of debt in the first quarter of 2013 totaling $25.0 million that had scheduled maturities in the third and fourth quarters of 2013. Net interest margin for the third quarter of 2013 declined compared to the linked quarter due to the impact of lower interest rates on funds reinvested in investment securities.
  The increase in yield on investment securities for the third quarter of 2013 compared with the second quarter of 2013 was primarily due to the purchase of $19.5 million of investment securities with a yield greater than the average yield of our portfolio. The decline in yield on investment securities for the third quarter and first nine months of 2013 compared with the year-earlier periods was due to lower yields on reinvested securities and increased amortization of purchase premiums due to higher prepayments.
  The cost of deposits for the third quarter and first nine months of 2013 declined compared with the same periods in 2012 due to planned re-pricing of deposit products consistent with prevailing rates in the Bank's market during the second half of 2012. On a linked-quarter basis, the cost of deposits was unchanged as deposit pricing has stabilized.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
	(Dollars in millions)
Non-interest income	$1.6	$1.7	$2.7	$5.0	$6.7
Non-interest expense	$5.0	$6.2	$5.6	$18.1	$17.0
Adjusted non-interest expense*	$5.0	$5.1	$5.6	$16.8	$17.0
Efficiency ratio	93.37%	105.67%	75.03%	104.51%	78.96%
Adjusted efficiency ratio*	93.37%	86.43%	75.03%	97.05%	78.96%
_________________________
* See reconciliation of GAAP and non-GAAP measures later in this release.

  The decrease in non-interest income for the third quarter and first nine months of 2013 compared with the year-earlier periods primarily reflected a decrease in gains on the sale of securities, as well as a decrease in gains on the sale of loans held-for-sale from mortgage origination activity following a reorganization of this business in the second half of 2012 in order to reduce non-interest expense.
  The decrease in adjusted non-interest expense in the third quarter of 2013 compared with the year-earlier quarter primarily reflected lower compensation costs, outside professional services, and collection and credit expense, which were partially offset by increased foreclosure costs.
  The decrease in adjusted non-interest expense in the first nine months of 2013 compared with the same period in 2012 primarily reflected decreased compensation costs, partially offset by the FHLB prepayment penalty, increased collection and credit expense, and higher FDIC insurance expense.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

ATLANTIC COAST FINANCIAL CORPORATION
Unaudited Financial Highlights
(In thousands, except per share amounts)

	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Total assets	$714,114	$742,194	$747,578	$772,619	$784,810
Cash and cash equivalents	82,584	77,959	77,486	67,828	63,840
Securities available-for-sale	158,070	160,856	154,371	159,746	155,368
Securities held-to-maturity	19,498	--	--	--	--

Portfolio loans receivable, gross	389,590	396,314	417,939	432,090	452,120
Allowance for loan losses	9,522	10,029	10,466	10,889	12,729
Portfolio loans receivable, net	380,068	386,285	407,473	421,201	439,391

Other loans:
Held-for-sale loans	1,083	2,217	2,770	4,089	2,454
Warehouse loans	21,165	60,653	54,055	68,479	71,859
Total other loans	22,248	62,870	56,825	72,568	74,313

Total deposits	476,043	502,144	502,354	499,760	507,906
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800	92,800
Federal Home Loan Bank advances	110,000	110,000	110,000	135,000	135,000

Common stock, retained earnings and other equity	35,089	36,006	37,546	39,574	39,852
Accumulated other comprehensive income (loss)	(5,214)	(4,841)	(200)	686	3,228
Total stockholders' equity	29,875	31,165	37,346	40,260	43,080

	For the Three Months Ended
	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012
Interest income	$7,015	$7,386	$7,535	$7,919	$8,213
Interest expense	3,191	3,207	3,198	3,487	3,497
Net interest income	3,824	4,179	4,337	4,432	4,716
Provision for loan losses	1,286	1,219	1,234	1,746	3,529
Net interest income after provision for loan losses	2,538	2,960	3,103	2,686	1,187
Non-interest income	1,559	1,733	1,715	3,408	2,734
Non-interest expense	5,026	6,247	6,857	6,387	5,590
Loss before income taxes	(929)	(1,554)	(2,039)	(293)	(1,669)
Income tax (expense) benefit	--	--	--	--	--
Net loss	$(929)	$(1,554)	$(2,039)	$(293)	$(1,669)

Net loss per basic and diluted share	$(0.38)	$(0.62)	$(0.81)	$(0.12)	$(0.66)

Basic and diluted weighted average shares outstanding	2,505	2,504	2,504	2,499	2,498

	ATLANTIC COAST FINANCIAL CORPORATION
	Selected Consolidated Financial Ratios and Other Data (Unaudited)
	(Dollars in thousands)

		At and for the Three Months Ended Sept. 30,		At and for the Nine Months Ended Sept. 30,
		2013	2012	2013	2012
	Interest rate
	Net interest spread	2.12%	2.40%	2.20%	2.49%
	Net interest margin	2.22%	2.55%	2.33%	2.65%

	Average balances
	Portfolio loans receivable, net	$383,439	$451,020	$402,099	$473,924
	Total interest-earning assets	689,509	739,646	705,141	744,341
	Total assets	728,576	776,794	742,989	779,517
	Deposits	489,914	498,483	499,802	500,131
	Total interest-bearing liabilities	651,624	685,649	659,176	688,839
	Total liabilities	698,518	732,485	707,734	733,724
	Stockholders' equity	30,058	44,309	35,255	45,793

	Performance ratios (annualized)
	Return on average total assets	-0.51%	-0.86%	-0.81%	-1.09%
	Return on average stockholders' equity	-12.36%	-15.07%	-17.10%	-18.56%
	Ratio of operating expenses to average total assets	2.76%	2.88%	3.25%	2.90%
	Efficiency ratio	93.37%	75.03%	104.51%	78.96%
	Ratio of average interest-earning assets to average interest-bearing liabilities	105.81%	107.88%	106.97%	108.06%

	Credit quality ratios
	Non-performing loans	$13,603	$26,272	$13,603	$26,272
	Foreclosed assets	11,472	7,903	11,472	7,903
	Impaired loans	26,190	40,201	26,190	40,201
	Non-performing assets to total assets	3.51%	4.35%	3.51%	4.35%
	Non-performing loans to total portfolio loans	3.49%	5.81%	3.49%	5.81%
	Allowance for loan losses to non-performing loans	70.00%	48.45%	70.00%	48.45%
	Allowance for loan losses to total portfolio loans	2.44%	2.82%	2.44%	2.82%
	Net charge-offs to average outstanding portfolio loans (annualized)	1.87%	2.78%	1.65%	3.81%

	Capital ratios (1)
	Tangible stockholders' equity to tangible assets	4.18%	5.48%	4.18%	5.48%
	Average stockholders' equity to average total assets	4.13%	5.70%	4.75%	5.87%

(1)

2013 capital ratios reflect a negative change in the fair value of investment securities in 2013 (primarily in the second quarter of 2013), affecting other comprehensive income, but not regulatory capital.

ATLANTIC COAST FINANCIAL CORPORATION
Reconciliation of GAAP and Non-GAAP Measures
(In thousands, except per share amounts)

The following table provides a reconciliation of net loss and loss per diluted share in accordance with GAAP to adjusted net loss and adjusted loss per diluted share, both non-GAAP measures, in accordance with applicable regulatory requirements. The Company provides non-GAAP earnings information to improve the comparability of its results, provide additional insight into the Company's results, and to allow readers to more clearly assess the fundamental operations of the Company.

	Three Months Ended			Nine Months Ended
	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Sept. 30, 2013	Sept. 30, 2012
Non-interest expense as reported	$5,026	$6,247	$5,590	$18,130	$16,970
Less merger-related costs	--	1,137	--	1,294	--
Adjusted non-interest expense	$5,026	$5,110	$5,590	$16,836	$16,970

Net loss as reported	$(929)	$(1,554)	$(1,669)	$(4,522)	$(6,374)
Less merger-related costs	--	1,137	--	1,294	--
Adjusted net loss	$(929)	$(417)	$(1,669)	$(3,228)	$(6,374)

Loss per diluted share as reported	$(0.38)	$(0.62)	$(0.66)	$(1.81)	$(2.55)
Less merger-related costs	--	0.45	--	0.52	--
Adjusted loss per diluted share	$(0.38)	$(0.17)	$(0.66)	$(1.29)	$(2.55)

Efficiency ratio as reported	93.37%	105.67%	75.03%	104.51%	78.96%
Effect of merger-related costs	--	19.23%	--	7.46%	--
Adjusted efficiency ratio	93.37%	86.44%	75.03%	97.05%	78.96%

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in demand for financial services, the state of the banking industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick Watson, 615-324-7309
pat.watson@cci-ir.com